Exhibit 11

             SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER COMMON SHARE
            (Dollars in millions, except per share figures)
                                                      Six   Months Ended
                                                           June 30,
                                                        1995       1994
Income From Continuing Operations . . . . . . . .      $ 561.0   $ 488.5
Discontinued Operations:
  Income(Loss) From Operations. . . . . . . . . .        (10.2)      5.4
  Loss on Disposal. . . . . . . . . . . . . . . .       (156.2)        -

Net Income. . . . . . . . . . . . . . . . . . . .      $ 394.6   $ 493.9

Earnings per Common Share, As Reported:

Average Number of Common Shares
Outstanding (in thousands). . . . . . . . . . .        372,105   385,936

Earnings per Common Share:
  Continuing Operations . . . . . . . . . . . .        $  1.51   $  1.27
  Discontinued Opertions:
    Income(loss) from operations. . . . . . . .           (.03)      .01
    Loss on disposal. . . . . . . . . . . . . .           (.42)        -

Total . . . . . . . . . . . . . . . . . . . . .        $  1.06   $  1.28

Earnings per Common Share, Assuming
Full Dilution: (a)

Average Number of Common Shares
 Outstanding (in thousands) . . . . . . . . . .        372,105   385,936

Shares Contingently Issuable for
 Stock Incentive Plans (in thousands) . . . . .          5,041     4,348

Average Number of Common Shares and Common Share
 Equivalents Outstanding (in thousands) . . . .        377,146   390,284

Earnings per Common Share:
  Continuing Operations . . . . . . . . . . . .        $  1.49   $  1.25
  Discontinued Opertions:
    Income(loss) from operations. . . . . . . .           (.03)      .01
    Loss on disposal. . . . . . . . . . . . . .           (.41)        -

Earnings per Common Share, Assuming
 Full Dilution. . . . . . . . . . . . . . . . .        $  1.05   $  1.26


(a) This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.